As filed with the Securities and Exchange Commission on April 11, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BB&T CORPORATION
(Exact name of registrant as specified in its charter)

NORTH CAROLINA (State or other jurisdiction of incorporation of organization)	56-0939887 (I.R.S. Employer Identification Number)

200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Frances B. Jones
Executive Vice President, General Counsel, Secretary and
Chief Corporate Governance Officer
BB&T Corporation
200 West Second Street, 3rd Floor
Winston-Salem, North Carolina 27101
(336) 733-2180
(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $5.00 per share	10,000,000	$33.635	$336,350,000	$13,218.56

(1)	Represents an additional 10,000,000 shares of common stock, par value $5.00 (“Common Stock”), of BB&T Corporation (“BB&T” or the “Company”) authorized for issuance under the Dividend Reinvestment Plan of BB&T Corporation (the “Plan”). The amount being registered herein does not include approximately 331,647 shares of BB&T’s Common Stock previously registered in connection with the Plan and as yet unsold under BB&T’s Registration Statement on Form S-3, Registration No. 333-101218, which shares are being carried forward on this Registration Statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). We previously paid a registration fee of approximately $32,154 for the shares issuable pursuant to such registration statement (Registration No. 333-101218). See Explanatory Note below.

(2)	Pursuant to Rule 457(c), based on the average ($33.635) of the high ($33.94) and low ($33.33) prices of the Company’s Common Stock on April 9, 2008, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

The Prospectus included in this Registration Statement relates to the Plan and constitutes a combined Prospectus as permitted by Rule 429 of the General Rules and Regulations under the Securities Act. It covers (i) 10,000,000 shares of Common Stock registered hereunder and (ii) 331,647 shares of Common Stock previously registered in connection with the Plan under the Company’s Registration Statement on Form S-3 (Registration No. 333-101218). Upon effectiveness, this Registration Statement shall constitute a post-effective amendment to Registration Statement No. 333-101218. BB&T also previously filed an additional Registration Statement on Form S-3 with respect to the Plan (Registration No. 33-57859), all of the shares of which have been previously issued.

Pursuant to Rule 424(b)(3)
Registration No. 333-101218

BB&T Corporation

PROSPECTUS

DIVIDEND REINVESTMENT PLAN
OF
BB&T CORPORATION

COMMON STOCK

This prospectus relates to 10,331,647 shares of our common stock, $5.00 par value (the “common stock”) that may be offered and sold by BB&T Corporation under the Dividend Reinvestment Plan of BB&T Corporation, as amended (the “Plan”). The Plan is intended to provide participants with a convenient and economical way of investing dividends and optional cash payments in additional shares of our common stock. Any holder of record of common stock is eligible to participate in the Plan.

Participants in the Plan may:

•	have cash dividends on all or part of their shares automatically reinvested in shares of common stock at market-based prices;

•	invest optional cash payments in shares of common stock at market-based prices, provided that each payment is at least $25 per payment and total payments by a participant in any calendar month do not exceed $25,000; and

•	deposit their BB&T Corporation stock certificates with the Plan Administrator for safekeeping in book-entry form.

Under the Plan, BB&T Corporation will pay all fees and brokerage commissions for reinvesting dividends and purchasing additional shares with optional cash payments, although brokerage commissions and other costs may be incurred if you sell or transfer shares. This prospectus reflects various recent amendments to the Plan. See “Description of the Plan,” below.

A shareholder who is not presently participating in the Plan may become a participant by completing the enclosed Authorization Form and returning it to the Plan Administrator, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, North Carolina 27894-2887. However, a shareholder already enrolled in the Plan (or in a dividend reinvestment plan of any predecessor company) will remain a participant in the Plan (on the terms set forth in this prospectus) automatically without any further action. A shareholder who is not presently participating in the Plan and who does not wish to participate in the Plan need not take any action and will continue to receive cash dividends, if and when declared, in the usual manner. Questions about the administration of the Plan should be directed to the Plan Administrator at the telephone number and mailing address set forth in Question 7, below. For other general assistance you may contact BB&T Shareholder Services by telephone at (800) 213-4314 or by e-mail at ShareholderServices@bbandt.com. Many Plan services also are available on the Internet at: https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101 (telephone: (336) 733-2000). Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trade symbol “BBT.” On April 10, 2008, the closing price for our common stock on the NYSE was $32.50. On March 31, 2008, there were 546,798,617 shares of BB&T common stock issued and outstanding. We may also be reached on the Internet at www.BBT.com.

PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN THE COMMON STOCK INVOLVES INVESTMENT RISK, INCLUDING THE POSSIBLE GAIN OR LOSS OF PRINCIPAL. IN ADDITION, DIVIDENDS PAID MAY GO UP OR DOWN.

This Prospectus is dated April 11, 2008.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BB&T SINCE THE DATE HEREOF.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of registration statements that we have filed with the SEC relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statements and provides you with a general description of the securities offered and the Plan. The registration statements containing this prospectus, including exhibits to the registration statements, provide additional information about us, the Plan and the securities offered. The registration statements can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context suggests otherwise, the terms “BB&T”, “we”, “our” and “us” refer to BB&T Corporation and, where applicable, its subsidiaries, the terms “stock” and “shares” refer to our common stock, and the terms “you” and “your” refer to a prospective investor or participant in the Plan.

DESCRIPTION OF THE PLAN

The Plan permits participants to purchase additional shares of common stock by reinvesting cash dividends on the shares and by making optional cash payments as described below. Such purchases will be effected without payment of any brokerage commissions, service charges or other fees by the participants. The following is a statement of the material features of the Plan in a question and answer format. If you are a shareholder, but do not participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

This prospectus supersedes any prior Plan prospectuses in their entirety.

Purpose

1.  What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of BB&T’s common stock with a simple, cost-effective and convenient method of acquiring additional shares of our common stock by the reinvestment of cash dividends and through optional cash payments, in both cases at market-based prices (as described in Question 14, below), and without payment of any brokerage fees or commissions, service charges or other expenses for such purchases. Shares for the Plan either will come from BB&T’s authorized but unissued common stock or will be purchased for participants in open market transactions or in privately-negotiated transactions. To the extent shares are purchased from BB&T’s authorized but unissued common stock, funds received for such shares will be used by BB&T for general corporate purposes.

Participation Alternatives

2.  What alternatives are available to participants in the Plan?

As a participant in the Plan:

A.  Full Dividend Reinvestment:  You may have cash dividends on all of your shares automatically reinvested. You also may make optional cash payments of not less than $25 per payment but limited to aggregate payments of $25,000 per calendar month.

B.  Partial Dividend Reinvestment:  You may have cash dividends on less than all of your shares automatically reinvested, while continuing to receive cash dividends on the other shares. The right to make optional cash payments of not less than $25 per payment up to a total of $25,000 per calendar month will continue to be available.

C.  Optional Cash Purchases Only:  You may make optional cash payments only of not less than $25 per payment but limited to aggregate payments of $25,000 per calendar month. Cash dividends declared on your shares purchased through the “Optional Cash Purchases” alternative will be paid in cash.

If you choose partial dividend reinvestment or optional cash purchases only, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To have your cash dividends deposited electronically, you must complete and submit an Authorization Form for Direct Deposit of Dividends, a form of which is attached to this prospectus and additional copies of which may be obtained from the Plan Administrator. Please allow 30 days from the date of the Plan Administrator’s receipt of a properly-submitted form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by submitting written notice to the Plan Administrator at the address noted in Question 7, below.

Advantages

3.  What are some of the advantages to participating in the Plan?

A.  No brokerage fees or commissions, service charges or other direct expenses will be paid by you in connection with purchases of common stock under the Plan. Any such purchase-related expenses will be paid by BB&T.

B.  The funds paid for shares will be fully invested because the Plan permits fractions of shares of common stock to be credited to your account. The cash dividends on such fractions, as well as on whole shares, credited to your account and optional cash payments you make will be reinvested in additional shares at market-based prices on or as soon as practicable following the applicable investment date. See Questions 14 and 15, below.

C.  You will avoid the need for safekeeping of stock certificates for shares of common stock credited to your account under the Plan. You may also surrender to the Plan Administrator for safekeeping certificates for shares of common stock which you now hold. See Question 21, below. Similarly, you may avoid the need for safekeeping stock certificates if you deposit your shares into the direct registration system (or “DRS”). See Question 31, below.

D.  The regular periodic statements and reports from the Plan Administrator will reflect the current activity under your account, including purchases, deposits, sales, withdrawals and latest balances, which will simplify your record-keeping. You may also view details regarding your Plan account on the Internet at: https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

Disadvantages

4.  What are some of the disadvantages to participating in the Plan?

A.  Prior to being invested on a particular investment date, optional cash payments may not be returned to participants unless a written request is received by the Plan Administrator at least 24 hours before the applicable investment date. See Question 16, below.

B.  No interest will be paid on optional cash payments pending investment or return.

C.  If you send in a payment for an optional cash purchase, the price of the common stock may go up or down before a purchase is made. In addition, because the purchase price for shares purchased on the open market or in negotiated transactions is the weighted average price at which shares are actually purchased for a particular investment date, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the same investment date outside of the Plan. Likewise, if you sell any shares of common stock held in your Plan account through the Agent (as defined in Question 5, below), you will not be able to direct the time or price at which the Agent arranges for your sale, and the price of the common stock may go down before the sale is made.

D.  If you request the Plan Administrator to direct the Agent to sell shares of common stock held in your account, you will be charged brokerage commissions and transfer taxes and other direct costs, if any, incurred in connection with such sales.

E.  As with any investment, investment in our common stock involves risks, including but not limited to the risks that the value of our common stock may decrease and that dividends paid may decrease or be terminated altogether.

Administration

5.  Who administers the Plan?

Branch Banking and Trust Company (“Branch Bank”), a wholly-owned subsidiary of BB&T, has been appointed Plan Administrator. It will keep records, send statements of account to each participant, and perform other administrative duties relating to the Plan. The shares of common stock purchased for you under the Plan will be held for you in safekeeping by or through Branch Bank until termination of your participation in the Plan or until a written request is received from you for withdrawal of all or part of your shares. See Question 19, below. If you have any questions, please call the Plan Administrator at (252) 246-4606 or write the Plan Administrator at the address noted in Question 7, below.

All purchases of shares of common stock for the accounts of participants on the open market will be accomplished through State Street Bank and Trust Company or such other agent as may be selected by the Plan Administrator from time to time (the “Agent”). The Agent also may effect sales of such shares on the open market as directed by participants in the event of withdrawal or termination of a participant’s interests under the Plan. See Questions 23-25, below. BB&T may adopt and amend rules and regulations to facilitate the administration of the Plan.

Participation

6.  Who is eligible to participate?

If you are a holder of BB&T’s common stock registered in your name, you are eligible to participate. Shareholders of record may participate with respect to less than all of their shares of stock. If you beneficially own shares registered in another name (for example, in the name of a broker or bank nominee), you must either make appropriate arrangements for your broker or nominee to participate, or you must become a shareholder of record by having all or a portion of your shares transferred to your own name.

7.  How does an eligible shareholder participate?

Unless otherwise a participant in the Plan, a holder of record of BB&T’s common stock may enroll in the Plan by checking the appropriate box on the Authorization Form and signing and returning it to the Plan Administrator at the address below. A return envelope will be provided for this purpose. Where common stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all of the registered holders must sign. See Question 9 for more information on the Authorization Form. BB&T reserves the right to deny, modify, suspend or terminate participation by any person or entity.

You may also enroll by completing the enrollment form available on the Internet at:
https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

All questions and communications regarding the Plan should be addressed to the Plan Administrator at the following address:

BB&T Corporation
Corporate Trust Services
Dividend Reinvestment Plan
P.O. Box 2887
Wilson, NC 27894-2887
Telephone: (252) 246-4606

8.  When may an eligible shareholder enroll in the plan?

An eligible shareholder may enroll in the Plan at any time. If you elect only to have dividends reinvested on your shares (and not to make optional cash purchases), you will begin to participate in the Plan as of the dividend payment date associated with the first dividend record date which occurs after the date the Plan Administrator processes your properly-submitted Authorization Form. The dividend record dates usually precede the dividend payment dates by approximately two to three weeks. If, when you enroll, you elect to make optional cash payments, you must deliver a properly-submitted Authorization Form and cash payments to BB&T no less than three calendar days (and no more than 25 calendar days) before an investment date in order for purchases to be made on your behalf on that investment date. See Question 16, below, for more information about optional cash purchases.

9.  What does the Authorization Form provide?

The Authorization Form provides for the purchase of additional shares of BB&T’s common stock through the following investment options:

A.  Full Dividend Reinvestment.  This alternative directs the investment, in accordance with the Plan, of the cash dividends on all of the shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan), and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

B.  Partial Dividend Reinvestment.  This alternative directs the investment, in accordance with the Plan, of the cash dividends on a portion of the shares of common stock then or subsequently registered in your name or held in your Plan account. Under this alternative, you may either direct the investment of cash dividends on a specific number of shares, or you may direct the investment of cash dividends on a specific percentage of shares registered in your name or held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan). This alternative also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

C.  Optional Cash Purchases Only.  This alternative permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, but without any reinvestment of cash dividends on those shares directly held by you. Cash dividends on shares purchased under this alternative are paid in cash.

You may select either one of the dividend reinvestment alternatives or the optional cash purchase alternative. The cash dividends on shares held for your account under the Plan will be reinvested in accordance with the Plan, including dividends on shares purchased with optional cash payments or through reinvested dividends, unless you specify otherwise.

If you submit an Authorization Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option.

10.  How may a participant change participation alternatives under the Plan?

As a participant, you may change your investment alternatives at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 7. See also Questions 8 and 9. You may also make most changes regarding investment alternatives on the Internet at:
https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain. If a properly-submitted Authorization Form changing the reinvestment of cash dividends is received before the record date for payment of the related cash dividend, the change generally will be effective on the related dividend payment date. If the Authorization Form is received later than the record date, the change generally will be put into effect on the next cash dividend payment date.

Costs

11.	Are there any expenses to participants in connection with purchases or sales under the Plan?

No brokerage fees or commissions on shares purchased under the Plan will be paid by participants, whether the additional shares are purchased directly from BB&T or on the open market or in negotiated transactions. However, if you request the Plan Administrator to direct the Agent to sell shares held in your account, or if any fractional shares are sold for your account, a brokerage commission will be deducted from the proceeds of the sale, and you will be responsible for transfer taxes, service fees or other similar costs, if any, related to the transfer of shares made at your direction. See Questions 23-25, below. BB&T will pay all costs of administration of the Plan. We reserve the right to establish or change service charges in connection with the Plan in the future, and you will be notified if any such changes take effect.

Purchases

12.  What is the source of shares purchased under the Plan?

Shares purchased under the Plan either will come from BB&T’s authorized but unissued shares or from shares purchased for participants’ accounts on the open market or in privately-negotiated transactions. BB&T will decide whether to purchase shares on the open market or to issue new shares based on BB&T’s equity position, the market price of our common stock, general market conditions, BB&T’s current and expected capital needs, and other relevant factors. BB&T expects that Plan purchases generally will be effected in open market transactions by the Agent. See Question 5. However, neither BB&T nor any participant will have authority to direct the time or price at which shares may be purchased on the open market or the selection of the broker or dealer through or from whom purchases are to be made.

13.  How many shares will be purchased for each participant?

The number of shares purchased for your account will depend on the amount of your cash dividends and/or optional cash payments and the purchase price per share. Your account will be credited with that number of shares, including fractional shares, equal to the total amount to be invested, divided by the applicable purchase price per share of the common stock.

14.	How is the purchase price determined for shares of common stock purchased under the Plan?

For shares purchased in open market transactions or in privately negotiated transactions, a participant’s purchase price for shares purchased for the participant’s account will be the weighted average purchase price of all shares of our common stock purchased for the relevant investment date. For shares purchased directly from BB&T, a participant’s purchase price will be the average of the high and low sales prices of the common stock on the NYSE on the applicable investment date. If there are no trades on that date, or if trading is halted or suspended on that date or if publication of the sales prices of the common stock does not take place or contains a reporting error, the purchase price will be determined on the basis of such market quotations as BB&T deems appropriate. See Question 15, below.

BB&T reserves the right to permit shares purchased with dividend reinvestments or optional cash purchases, or both, to be purchased at a discount price per share as solely determined by BB&T, upon giving participants reasonable prior written notice of the discount. If instituted, the discount may thereafter be changed or discontinued upon giving participants similar notice.

The determination of the purchase price for shares made in accordance with this question is solely for the purpose of determining the number of shares to be purchased for each participant’s account and does not determine the participant’s tax basis in the shares so purchased. See Questions 29 and 30, below.

15.  When will purchases of shares of common stock be made?

The shares of common stock to be purchased for participants will be allocated to their accounts as of, or as soon as practicable following, the applicable investment date. For the reinvestment of cash dividends, the investment date will be the regular cash dividend payment date, which historically has been the first day of February, May, August and November. For the investment of optional cash payments other than through bank drafts, purchases will be made weekly (generally on Fridays, or if not a trading day, then on the next trading day). Optional cash payments must be received at least three calendar days before the applicable investment date. Purchases made through bank drafts generally are made on the first investment date of the month. However, we reserve the right to make purchases with optional cash payments (whether through bank drafts or otherwise) more or less frequently than as described above. See Question 16, below. Purchases of authorized but unissued shares of our common stock directly from us will be made as of each investment date and will include the optional cash payments and dividends to be reinvested as of each investment date, as applicable. Purchases by the Agent or a broker-dealer selected by the Agent through market transactions (or in privately-negotiated transactions) will begin on or after the investment date and after the Plan Administrator has delivered to the Agent the payments for optional cash purchases and the dividends to be reinvested, as applicable, and will be completed as soon as reasonably practicable, but not later than 30 days after the applicable investment date. However, the exact timing and related aspects of purchases may be subject to certain conditions (such as compliance with the rules and regulations of the SEC), which may prevent the purchase of common stock or interfere with the timing of purchases. No interest will be paid on any funds received under the Plan pending investment. You may view details regarding your pending investment on the Internet at: https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

Optional Cash Payments

16.  How may optional cash payments be made?

The optional cash payments received from a participant will be accumulated with the optional cash payments of all participants, inclusive of the cash dividends held for reinvestment on the same investment date. These accumulated amounts will be used to purchase shares of common stock directly from BB&T or on the open market or in privately-negotiated transactions, as of, or as soon as practicable following, the relevant investment date. The price of the shares of common stock purchased with the optional cash payments will be determined as described in Question 14. Optional cash payments received less than three calendar days immediately preceding an investment date generally will be held by the Plan Administrator until the next investment date; provided, however, that no optional cash payments will be held for more than 25 calendar days.

In the event of the inability of the Agent or Plan Administrator to purchase shares as of an applicable investment date, the optional cash payments received prior to the 25th day preceding the investment date on which they could have been invested will be returned to the participant. No interest will be paid on optional cash payments held pending investment. Consequently, you are strongly urged to make your optional cash payments as close as possible to the third calendar day immediately preceding the next appropriate investment date. In this regard, you should allow sufficient time to ensure that your payment is received by the Plan Administrator three calendar days before these dates. A shareholder may participate in the Plan even if he wishes to make optional cash payments only.

An optional cash payment will be refunded if a written request for refund is received by the Plan Administrator at least 24 hours prior to the next applicable investment date on which the cash payment otherwise would have been invested.

An optional cash payment may be made by a participant at the time of enrolling in the Plan by enclosing with the Authorization Form a check made payable to Branch Bank, as Plan Administrator. Thereafter, the optional cash payments (other than through bank drafts) may be made (generally, on a weekly basis) through use of the cash payment forms, which will be attached to statements of account sent by the Plan Administrator to participants, or by bank draft. Generally, the same amount need not be sent each month, and there is no obligation to make an optional cash payment for each or any investment date. Optional cash payments (other than through bank drafts) must be received at least three calendar days prior to the applicable investment date. If you elect to make optional cash payments through bank draft, the debit must be in the same amount each month and will continue until you notify the Plan Administrator in writing that you wish to change the amount or terminate the bank draft, or until BB&T elects not to make purchases for your account, e.g., because there are insufficient funds held in your bank account. Bank drafts generally occur on or about the 23rd day of each month and purchases with such amounts generally are made on the first investment date of the next month. However, as noted in Question 15 above, we reserve the right to make purchases with optional cash payments (whether through bank drafts or otherwise) more or less frequently than as described above.

The minimum optional cash payment by a participant is $25 per payment, and the aggregate of such payments received by the Plan Administrator in any one calendar month cannot exceed a total of $25,000 for any participant. BB&T may, from time to time, change the minimum or maximum amounts of optional cash payments per month upon notice to you.

Reports to Participants

17.  What kind of reports will be sent to participants in the Plan?

As soon as practicable after a transaction is made for a participant’s account under the Plan, the Plan Administrator will provide the participant with a statement reflecting the amount, per share price (where applicable) and number of whole shares and fractional interests purchased, sold, withdrawn or deposited for the participant’s account. These statements and reports are your continuing record of account activity and the cost basis of your purchases and the proceeds of sales and thus should be retained for tax purposes. However, these reports do not reflect the purchase price or cost basis for shares credited to a participant’s account under the Plan. Each participant is responsible for maintaining records regarding the cost basis and purchase prices of all shares credited to his account. Participants will also receive copies of communications sent to holders of BB&T’s common stock, including BB&T’s Quarterly Reports, Annual Reports, Notices of Shareholder Meetings and Proxy Statements, and any reports of taxable income as may be required by the Internal Revenue Service.

You may also view details regarding your Plan account on the Internet at:
https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

Dividends

18.	Will participants be credited with cash dividends on whole and fractional shares held in their accounts under the Plan?

Dividends on fractional and whole shares held in a participant’s account will be reinvested in additional shares and credited to the participant’s account if the participant has selected the “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” alternative. (See Question 9.) Participants who have elected to purchase shares with optional cash payments only will receive cash dividends on all shares, including shares purchased under the Plan, in the usual manner.

Certificates for Shares

19.  Will stock certificates be issued for the shares of common stock purchased?

Certificates for the shares of common stock purchased under the Plan will not be issued directly to you, unless requested as provided below.

All shares credited to your Plan account will be held by the Plan Administrator or its nominee as your agent. The number of shares credited to your account under the Plan will be shown on your account statement. This additional service protects against loss, theft or destruction of stock certificates. If you wish to transfer your shares out of the Plan, the Plan Administrator will issue shares in book-entry form through the direct registration system. In that case, the Plan Administrator will send a direct registration system book-entry statement reflecting the full shares issued to you within approximately five business days of the date of transfer. You can obtain information about direct registration at any time by calling 1-800-213-4314 or by written request to the Plan Administrator at the address set forth in Question 7. Fractional share interests will not be issued in certificate or DRS book-entry form under any circumstances. Any fractional shares will be sold and a check for the net proceeds resulting from the sale will be sent to the participant. You may request that certificates for any number of whole shares credited to your account be issued to you without charge upon written request to the Plan Administrator.

20.  In whose name will certificates be registered when issued to participants?

The accounts under the Plan will be maintained in the name in which your shares are registered at the time you elect to enroll in the Plan. Consequently, any shares withdrawn from the Plan and issued in DRS book-entry form under the direct registration system (see Questions 19 and 23) as whole shares purchased under the Plan will be similarly registered when delivered to you upon your request. You may request certificates for whole shares of stock you are withdrawing from the Plan instead of receiving the DRS book-entry shares. Should you want the shares you withdraw from the Plan registered and reissued in a different name, you must so indicate by a proper written request bearing the registered owner’s signature(s) which has been guaranteed by an authorized financial institution, broker-dealer or other entity participating in the Medallion Guarantee Program. (The Medallion Guarantee Program is designed to ensure that the individual signing the certificate or stock power is in fact the registered owner.) Since this would constitute a reregistration, you would be responsible for transfer taxes, if any, that may be due and for compliance with any other applicable transfer requirements.

21.  Does the Plan provide for safekeeping of share certificates?

Yes.  If you are a participant in the Plan, certificates for shares of stock you hold of record may be sent to the Plan Administrator (at the address set forth in Question 7) requesting that they be deposited into the Plan for safekeeping. In that event, the shares represented by the certificates will be allocated to your Plan account. If you deposit additional certificates for safekeeping, all cash dividends earned on these shares will be reinvested automatically by the Plan whether or not such dividends were previously reinvested (unless you have elected the “Optional Cash Purchases Only” alternative, in which case you will continue to receive cash dividends when and if declared by BB&T). BB&T provides this safekeeping feature free of charge. You should send such certificates by registered mail, return receipt requested, and insure them for an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed. Additionally, you may deposit shares you hold in the DRS book entry system into the Plan. See Question 31, below.

Participants who deposit share certificates for safekeeping are responsible for maintaining records reflecting the purchase price and cost basis for such shares. BB&T is not responsible for determining such amounts.

Change of Participation, Withdrawal, Sale of Shares and Termination

22.  How do participants change their method of participation?

You may change your method of participation at any time by indicating the change on a properly-submitted Authorization Form sent to the Plan Administrator at the address set forth in Question 7. The change to your method of participation will become effective as soon as practicable after the Plan Administrator has received the new Authorization Form. You may also make most changes regarding participation methods on the Internet at: https://www.securitiesinterlink6.com/bbt/servlet/SvltApplicationMain.

23.  How does a participant withdraw shares held in his or her Plan account?

You may at any time withdraw any or all whole shares credited to your Plan account by notifying the Plan Administrator in writing that you wish to do so. Notice of withdrawal of shares should be sent to the address set forth in Question 7. Unless you request certificates for your shares in writing, the Plan Administrator will issue the whole shares you are withdrawing in book-entry form through the direct registration system. In that case, the Plan Administrator will send a direct registration book-entry statement reflecting the whole shares you withdrew within approximately five business days of the date of transfer. If you request certificates for your shares, a certificate for the whole shares requested to be withdrawn will be issued in your name and mailed to you. You will not receive book-entry credit or certificates for fractional shares. Rather, any fractional share will be sold and a check for the net proceeds resulting from that sale (i.e., the proceeds from the sale less brokerage commissions, transfer taxes and service fees, if any) will be mailed to you. If the Plan Administrator receives your notice of withdrawal on or after the record date for a particular dividend payment, that dividend will be reinvested for your account.

If you have elected full dividend reinvestment on all shares of stock registered in your name, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you elected partial dividend reinvestment, dividends will be reinvested only for the number or percentage of shares for which you have elected reinvestment. You may change any election previously made by submitting a new Authorization Form.

At your request, the Plan Administrator, through the Agent, also may sell the shares withdrawn. See Question 24, below.

24.  How can shares of common stock be sold?

You can sell all or part of your shares of common stock held in your account in either of two ways. First, you may request certificates or DRS book entry for your whole shares and arrange for the sale of these shares through a broker-dealer of your choice. Customary brokerage commissions, taxes and fees will apply. Alternatively, you can request the Plan Administrator to direct the Agent to sell for you some or all of your shares held by the Plan. The Agent will sell shares for you through broker-dealers selected by the Agent in its sole discretion, which broker-dealers may be affiliated with the Agent. If you request that the Agent arrange for the sale of your shares, you will be charged a commission by the broker-dealer selected by the Agent, which will be deducted, along with any applicable taxes or other fees incurred in connection with the sale, from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. The sale will be made by the Agent for your account, on the open market, generally within 10 business days after the Plan Administrator’s receipt of your request or as soon as otherwise practicable. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sales price of all shares sold, less your pro rata share of brokerage commissions and any applicable taxes or other fees. Participants are responsible for determining the tax cost basis for shares sold under the Plan. BB&T assumes no responsibility for such determinations. If you are requesting stock certificates or selling shares in connection with terminating participation in the Plan, additional restrictions may apply. See also Questions 19, 25 and 26.

Please remember that if you elect to sell your common stock through the Agent, the price of our common stock may decline during the period between the Agent’s receipt of your request and the date of the sale. You also assume a similar risk between the time that you request and receive a certificate. You should carefully evaluate these risks, which you bear.

25.  How may participation in the Plan be terminated?

You may terminate your participation in the Plan by notifying the Plan Administrator in writing that you wish to do so. Such notice should be sent to the Plan Administrator at the address set forth in Question 7. Upon termination of participation in the Plan, you may elect to receive: (1) any whole shares that you hold in the Plan either in certificated form or to be held for you in book-entry form through our direct registration system, plus a check for the proceeds from the sale of any fractional share (less brokerage commissions, and any applicable transfer taxes and service fees); or (2) a check for the proceeds from the sale of all shares, including any fractional share, held for your account, less brokerage commissions, and any applicable transfer taxes and service fees. The sale will be made by the Agent for your account, on the open market, generally within 10 business days after the Plan Administrator’s receipt of your request or as soon as otherwise practicable, except as provided in Question 26. See also Questions 23 and 24, above, regarding sales of shares. You can obtain information about the direct registration system at any time by calling 1-800-213-4314 or by written request to the Plan Administrator at the address provided in Question 7, above.

BB&T reserves the right to terminate the participation of any participant in the Plan for any reason and at any time.

26.  When may participation in the Plan be terminated?

You may terminate your participation in the Plan at any time. BB&T also may in its discretion terminate a participant’s participation in the Plan at any time. If the request to terminate is received on or after the record date for a dividend, any cash dividends paid on that dividend payment date will be reinvested for your account. Any optional cash payment sent to BB&T prior to the request for termination will be invested, unless a return of the amount is expressly made in the request for termination and the request for termination is received at least 24 hours prior to the investment date. In the event cash dividends are reinvested, or optional cash payments are invested, after the receipt of a request to terminate, the request will be processed as promptly as possible following the applicable investment date.

All cash dividends declared after you terminate participation will be paid to you by check or direct deposit in the ordinary manner, unless you reenroll in the Plan, which you may do at any time (subject to Plan terms).

The Plan provides for the termination of any participant’s account upon adequate written evidence of such participant’s death or adjudication of incompetency, in which cases no further purchases for the account will be made.

27.  What happens when you sell or transfer all of the shares registered in your name?

If you sell or transfer all shares registered in your name (those for which you either hold certificates or for which you are the record owner on our direct registration system) without terminating Plan participation, the cash dividends on shares credited to your account under the Plan will continue to be reinvested, until your participation in the Plan is terminated. If you sell all of the shares of stock you hold of record, you would still hold shares of common stock under the Plan because those shares are held by the Plan Administrator as nominee for all participants in the Plan. Cash dividends on the shares held in your Plan account, including any shares held in safekeeping, would continue to be reinvested under the Plan until your participation is terminated.

However, if a participant has only a fractional share in common stock credited to the account under the Plan on the record date for cash dividends on the common stock, BB&T reserves the right not to reinvest the additional dividends on such fractional share and to terminate such participant’s account. If BB&T exercises this right, the participant will receive a check for the proceeds from the sale of such fractional share (less brokerage commissions and applicable transfer taxes and service fees), plus the amount of the cash dividends thereon.

28.	What happens when you sell or transfer some but not all of the shares registered in your name?

If you are reinvesting the cash dividends on all of the shares registered in your name (i.e., you have elected the “Full Dividend Reinvestment” alternative as described in Question 9) and you sell or transfer a portion of such shares, the cash dividends on the remainder of the shares registered in your name will continue to be reinvested.

If you are reinvesting the cash dividends on only a portion of the shares registered in your name (that is, you have selected the “Partial Dividend Reinvestment” alternative as discussed in Question 9), and you then dispose of a portion of these registered shares, the cash dividends on the lesser of (1) the number of shares with respect to which reinvestment of cash dividends was originally authorized, or (2) all of the shares which remain in your name will continue to be reinvested.

Federal Income Tax Consequences

29.  What are the federal income tax consequences of participation in the Plan?

The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected, all dividend distributions by BB&T will be from “earnings and profits” and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service (“IRS”) regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the acquisition and disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Plan Administrator regarding your Plan transactions to assist in making such determinations.

A.  Reinvested Dividends.  When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a taxable dividend equal to the fair market value of the shares credited to your account. For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of taxable dividend will be $100. In addition, when shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions or other acquisition fees paid by BB&T. Thus, for example, if $100 of your dividends are reinvested to purchase shares of common stock with a fair market value of $100 in the open market under the Plan, and if your portion of acquisition fees paid by BB&T is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions and other acquisition fees that may be paid under the Plan.) The initial tax basis of a share of common stock you acquire with reinvested dividends will equal the amount of the dividend represented by the share, i.e., the share’s fair market value plus, if the share is acquired through an open market purchase, the amount of any brokerage commissions and other acquisition fees allocable to the share.

B.  Optional Cash Payments.  The purchase of shares of common stock under the Plan with your optional cash payments will not result in a taxable distribution to you for federal income tax purposes (assuming the purchase price is at least equal to the current market value of the common stock), unless the purchase is made in the open market. In the case of an open market purchase, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions and other acquisition fees paid by BB&T. The initial tax basis of a share of common stock acquired with an optional cash payment will be the purchase price plus the amount of any such brokerage commissions and other acquisition fees allocable to the share.

C.  Holding Period.  The holding period for a share of common stock acquired under the Plan will begin the day after the investment date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fraction was acquired.

D.  Receipt of Share Certificates and Cash.  You will not realize any income when you receive certificates for whole shares credited to your account under the Plan or when such shares are issued to you in book-entry form under DRS. See Question 31, below. Any cash received for a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Plan Administrator sells shares from your Plan account for you, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares of common stock in the Plan as capital assets, and generally will be long-term capital gain or loss if the holding period exceeds one year when the sale occurs.

E.  Foreign Participants.  In the case of foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants less the amount of tax required to be withheld will be applied to the purchase of shares of common stock through the Plan. Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan. BB&T, the Plan Administrator and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

F.  Withholding and Information Reporting.  In general, BB&T is required to report to the Internal Revenue Service all actual and constructive dividend distributions to a shareholder. Additionally, dividends are subject to United States federal backup withholding at applicable rates, unless the shareholder provides its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a shareholder under the backup withholding rules will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. See also Question 30, below.

30.	What provision is made for those shareholders whose dividends are subject to income tax withholdings?

Dividends received by foreign corporations and nonresident aliens generally are subject to a United States withholding tax. The Plan Administrator will deduct the amount of tax to be withheld at applicable rates (currently 30% of the dividend amount unless the participant establishes, by submitting to the Plan Administrator the applicable IRS Form W-8, that some lower percentage or no withholding is applicable by reason of treaty or other exemption for a foreign corporation or nonresident alien). If withholding is not required to be imposed as provided in the prior sentence, no withholding will apply on dividends received by a foreign corporation or non-resident alien unless the dividend payment is subject to backup withholding at applicable rates. See Question 29F. Dividends received by domestic corporations and U.S. citizens and residents are not subject to U.S. withholding tax unless the dividends are subject to backup withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator will reinvest in BB&T common stock an amount equal to the dividends less the amount of tax withheld.

The above discussion is only an outline of BB&T’s understanding of some of the applicable federal income tax provisions as of the date of this prospectus. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisers.

Other Information

31.  What is the direct registration system and how does it impact the Plan?

We are a participant in the direct registration system (or “DRS”). DRS is a method of recording shares of stock in electronic, or book-entry, form, meaning shares can be registered in your name on the books of BB&T without the need for physical certificates. Shares held in book entry under the direct registration system have all the traditional rights and privileges of shares held in certificated form.

DRS eliminates the risk and cost of paper certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the Plan. If you hold any shares in book-entry form, you may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer. When using your broker to facilitate a share transfer, you will need to provide them with a copy of your DRS account statement.

Shares of BB&T stock that are withdrawn from the Plan will be issued in DRS book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you currently hold to DRS book-entry form, by sending the stock certificate(s) to the Plan Administrator, with a request to deposit them to your DRS account. There is no cost to you for this custodial service.

32.  What happens if BB&T issues a dividend payable in stock or declares a stock split?

Any dividend payable in stock or shares of common stock distributed by BB&T due to a stock split (or similar transaction) on shares registered in your name will be issued to you. For shares credited to your account under the Plan, any such additional shares will be added to your Plan account.

33.  How will shares allocated to a participant’s account be voted at shareholders’ meetings?

If on the record date for a shareholders meeting there are any shares credited to your account and entitled to vote, a proxy will be sent to you in connection with the meeting, as in the case of shareholders not participating in the Plan. This proxy will apply to all whole shares registered in your own name, whether acquired pursuant to the Plan or otherwise, as well as to all shares and fractional interests credited to your account under the Plan.

If your proxy is returned properly signed and marked for voting, the shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any proposal, your shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted in accordance with the recommendations of agents appointed by the proxy. If the proxy is not properly executed and returned, your shares will be voted only if you vote in person. You also may elect to vote in person at the meeting if you revoke your proxy.

No shares held under the Plan will be voted by the Plan Administrator.

34.  May participants sell, pledge or otherwise assign their accounts?

Your account and the shares credited to your account may not be sold, pledged, assigned or transferred, except that shares can be sold as provided in Questions 23-25 and can be transferred in accordance with such requirements as may be imposed by the Plan Administrator in connection with transfers. Any attempted pledge or assignment will be void. If you wish to sell, pledge or otherwise assign or transfer any shares held under the Plan, you must request that the certificates for such shares be reissued in your name. See Question 20.

35.	What are the responsibilities of BB&T, the Plan Administrator and the Agent under the Plan?

BB&T, the Plan Administrator and the Agent will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of or liability arising out of failure to terminate your account upon your death; the prices at which, or terms upon which, shares are purchased or sold for your account; the times when purchases or sales are made; or the fluctuations in the market value of BB&T’s stock before, at or after any such purchases or sales can be made.

Neither BB&T, the Plan Administrator nor the Agent or their agents shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted in connection with the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein.

The payment of dividends is at the discretion of BB&T’s Board of Directors (the “Board”) and will depend upon future earnings, BB&T’s financial condition and other factors. The Board may change the amount and timing of dividends at any time and without notice.

YOU SHOULD RECOGNIZE THAT NEITHER BB&T, THE PLAN ADMINISTRATOR NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES HELD FOR YOUR ACCOUNT UNDER THE PLAN.

36.  May the Plan be changed or discontinued?

BB&T reserves the right to amend, modify, suspend or terminate the Plan at any time. We intend to provide notice of any material amendment, modification, suspension or termination to participants. BB&T reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Upon termination of the Plan, any uninvested optional cash payments will be returned, you will receive any whole shares that you hold in the Plan either in certificated form or to be held for you in book-entry form through our direct registration system, and a cash payment will be made for any fraction of a share credited to your account.

BB&T has no obligation to offer, issue or sell common stock to participants under the Plan if, at the time of the offer, issuance or sale, any registration statement related to common stock offered, issued or sold under the Plan is for any reason not effective or such action would not be in compliance with applicable laws, rules and regulations. Also, BB&T may elect not to offer or sell common stock under the Plan to individuals residing in any jurisdiction or foreign country where, in the judgment of BB&T, the burden or expense of compliance with applicable blue sky or securities laws or other laws makes such offer or sale impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner to the shareholder and any optional cash payments received from such shareholder will be returned.

37.  How may shareholders obtain answers to other questions regarding the Plan?

Any additional questions about the Plan should be addressed to the Plan Administrator as follows:

BB&T Corporation
Corporate Trust Services
Dividend Reinvestment Plan
P.O. Box 2887
Wilson, NC 27894-2887
Telephone: (252) 246-4606

You may also contact BB&T Shareholder Services for other general assistance by telephone at (800) 213-4314 or by e-mail to ShareholderServices@bbandt.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our website address is http://www.BBT.com. You can also inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed registration statements on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statements contain information not found in this prospectus. For further information, you should refer to the registration statements, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

The registration statements we have filed with the SEC utilize the “shelf” registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents set forth below that BB&T has previously filed with the SEC and that contain important information about BB&T and its businesses.

BB&T Securities and Exchange Commission Filings
(File No. 1-10853)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2007
Current Reports on Form 8-K	Filed January 4, 2008 (under Item 5.02), January 24, 2008, as amended (under Item 5.02), January 24, 2008 (under Items 5.02 and 9.01) and March 11, 2008 (under Items 5.02 and 9.01).
Registration Statement on Form 8-A (describing BB&T’s common stock)	Filed September 4, 1991

Future filings we make with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, are incorporated by reference in this prospectus (other than information in such future filings deemed, under SEC rules, not to have been filed with the SEC) until we complete the offering of the securities.

We will provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Shareholder Services, Telephone: (800) 213-4314, or e-mail: ShareholderServices@bbandt.com.

BB&T CORPORATION

We are a financial holding company headquartered in Winston-Salem, North Carolina. We conduct our business operations primarily through our commercial bank subsidiary, Branch Banking and Trust Company (“Branch Bank”), which has branches in North Carolina, South Carolina, Virginia, Maryland, Georgia, West Virginia, Tennessee, Kentucky, Florida, Alabama, Indiana and Washington, D.C. In addition, BB&T’s operations consist of several nonbank subsidiaries, which offer financial services products. Substantially all of the loans by our bank and nonbank subsidiaries are to businesses and individuals in these market areas.

The primary services offered by BB&T’s subsidiaries include: small business lending; commercial middle market lending; real estate lending; retail lending; home equity lending; sales finance; home mortgage lending; commercial mortgage lending; equipment finance; asset management; retail and wholesale agency insurance; institutional trust services; wealth management/private banking; investment brokerage services; capital markets services; commercial finance; consumer finance; international banking services; payment solutions; treasury services; venture capital; bankcard and merchant services; insurance premium finance; supply chain management; and payroll processing. For further discussion of the material elements of our business, please refer to our annual report on Form 10-K for the year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is (336) 733-2000.

REGULATORY CONSIDERATIONS

The following discussion summarizes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies and banks and specific information about BB&T and its subsidiaries. For a more detailed discussion of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to BB&T, please refer to our annual report on Form 10-K for the year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

Regulation of banks, bank holding companies and financial holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund (the “DIF”) rather than for the protection of shareholders and creditors. In addition to banking laws, regulations and regulatory agencies, BB&T and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the operations and management of BB&T and its ability to make distributions to shareholders.

As a bank holding company and a financial holding company under federal law, BB&T is subject to regulation under the Bank Holding Company Act of 1956, as amended, (the “BHCA”) and the examination and reporting requirements of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a state-chartered commercial bank, Branch Bank is subject to regulation, supervision and examination by the North Carolina Commissioner of Banks. Branch Bank is also subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation (the “FDIC”). State and federal law also govern the activities in which Branch Bank engages, the investments it makes and the aggregate amount of loans that may be granted to one borrower. Various consumer and compliance laws and regulations also affect Branch Bank’s operations. Branch Bank is also affected by the actions of the Federal Reserve Board as it attempts to control the monetary supply and credit availability in order to influence the economy. In addition, BB&T Financial, FSB (formerly known as BB&T Bankcard Corporation) is a federally chartered thrift institution engaging in consumer lending and other financial services that is subject to regulation, supervision and examination by the Office of Thrift Supervision.

In addition to federal and state banking laws and regulations, BB&T and certain of its subsidiaries and affiliates, including those that engage in securities underwriting, dealing, brokerage, investment advisory and insurance activities, are subject to other federal and state laws and regulations, and supervision and examination by other state and federal regulatory agencies and other regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (the “FINRA”), NYSE Regulation, Inc., and various state insurance and securities regulators.

The earnings of BB&T’s subsidiaries, and therefore the earnings of BB&T, are affected by general economic conditions, management policies, changes in state and federal laws and regulations and actions of various regulatory authorities, including those referred to above. Proposals to change the laws and regulations to which BB&T and its subsidiaries are subject are frequently introduced at both the federal and state levels. The likelihood and timing of any such changes and the impact such changes might have on BB&T and its subsidiaries are impossible to determine with any certainty.

USE OF PROCEEDS

BB&T does not know the number of shares of common stock that ultimately will be purchased through the Plan, the prices at which the shares will be sold, or the amount of proceeds it will receive pursuant to the offer and sale of shares under the Plan. BB&T will only receive proceeds from the purchase of common stock pursuant to the Plan to the extent that such purchases are made directly from BB&T and not through open market purchases or privately-negotiated transactions. (See Question 12.) The proceeds from the sale of the common stock purchased directly from BB&T pursuant to the Plan will be used for general corporate purposes, including investments in, or extensions of credit to, BB&T’s subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following information outlines some of the provisions in our articles of incorporation, bylaws and the North Carolina Business Corporation Act (the “NCBCA”). This information is qualified in all respects by reference to the provisions of BB&T’s articles, bylaws and the NCBCA.

General

The authorized capital stock of BB&T consists of 1,000,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. On March 31, 2008 there were 546,798,617 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of preferred stock have been designated as Series B Junior Participating Preferred Stock.

Common Stock

Each share of common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of common stock are entitled to receive dividends when, as, and if declared by the Board out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of common stock are subject to any preferences that the Board may set for any series of preferred stock that BB&T may issue in the future.

The transfer agent and registrar for our common stock is Branch Bank. We have applied to list on the NYSE any newly-issued shares of common stock that may be the subject of this prospectus.

Preferred Stock

Under BB&T’s articles of incorporation, BB&T may issue shares of preferred stock in one or more series as may be determined by the Board or a duly authorized committee. The Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock issued may rank senior to common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of preferred stock, or merely the existing authorization of the Board to issue shares of preferred stock, may tend to discourage or impede a merger or other change in control of BB&T.

Other Anti-Takeover Provisions

Provisions of the NCBCA and BB&T’s articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the Board to issue shares of common stock or preferred stock and to set the voting rights, preferences and other terms of preferred stock, may delay or prevent takeover attempts not first approved by the Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

Control Share Acquisition Act

The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquirer for any of the acquired shares.

Provisions Regarding the BB&T Board

Under BB&T’s bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

Meeting of Shareholders; Shareholders’ Nominations and Proposals

Under BB&T’s bylaws, meetings of the shareholders may be called only by the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Secretary or the Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders’ meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. BB&T’s bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the Board or one of its committees, of candidates for election as directors. BB&T’s bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the Board must submit the nomination in writing to the Secretary of BB&T at least 60 days but no more than 90 days before the one-year anniversary of the most recent annual meeting of shareholders, together with certain biographical information about the candidate and the shareholder’s name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the Chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days but no more than 90 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder’s intention. The notice must contain: (1) a brief description of the proposal, (2) the name and shareholdings of the shareholder submitting the proposal and (3) any material interest of the shareholder in the proposal.

INDEMNIFICATION

Directors and officers of BB&T are entitled to indemnification as expressly permitted by the provisions of the NCBCA and BB&T’s bylaws. BB&T has purchased a liability insurance policy for its directors and certain of its officers which, subject to limitations set forth in the insurance policy, indemnifies them for certain liabilities which they, or any one of them, may incur in connection with the performance of duties in their official capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or controlling persons of BB&T pursuant to the foregoing provisions, BB&T has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of BB&T. These forward-looking statements involve certain risks and uncertainties and are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T;

•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•	expected cost savings associated with completed mergers may not be fully realized or realized within the expected time frames; and

•	deposit attrition, customer loss or revenue loss following completed mergers may be greater than expected.

LEGAL OPINION

The validity of the shares of BB&T common stock offered hereby has been passed upon for BB&T by Frances B. Jones, Executive Vice President, Secretary, General Counsel and Chief Corporate Governance Officer of BB&T. At the time of rendering the legal opinion, Ms. Jones owned shares of common stock and held options to purchase additional shares of common stock.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BB&T incorporated in this prospectus by reference to BB&T’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

THIS IS NOT A PROXY	THIS IS NOT A PROXY

BB&T CORPORATION
DIVIDEND REINVESTMENT PLAN
AUTHORIZATION FORM

COMPLETE THIS FORM TO PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN

To participate in BB&T Corporation’s Dividend Reinvestment Plan as set forth in the accompanying Prospectus, please fill out this Authorization Form and return it in the envelope provided.

INDICATE YOUR PLAN PREFERENCE BY CHECKING ONE OF THE BOXES BELOW:

☐	FULL DIVIDEND REINVESTMENT. Reinvest all my cash dividends on Common Stock and invest any optional cash payments in additional shares.
☐	PARTIAL DIVIDEND REINVESTMENT. (Please designate the number or percentage of shares of Common Stock on which you wish to have your dividends reinvested.) Reinvest my dividends on (Select one only) (i) shares (Enter specific number) OR % of shares (Enter specific percentage) that are held by me in certificate form or in DRS book entry. Any cash dividends for which you are entitled on shares that are not reinvested will be mailed unless you have requested that they be electronically deposited into your bank account. Invest any optional cash payments in additional shares.
☐	OPTIONAL CASH PURCHASES ONLY (No Dividend Reinvestment). Send me all my Common Stock dividends in cash or direct deposit and invest any optional cash payments in additional shares. All dividends on shares purchased with optional cash will be mailed unless you have requested that they be electronically deposited into your bank account.

This authorization is given with the understanding that I may terminate it at any time by giving written notice to the Plan Administrator.

DO NOT SIGN AND RETURN THIS FORM UNLESS YOU WISH
TO PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN

Please print name and address:

NAME	SIGNATURE	DATE	TAX I.D. NUMBER

NAME	SIGNATURE	DATE

ADDRESS CITY STATE ZIP	Please sign exactly as shown on stock certificate or on your DRS book- entry statement. All registered owners must sign above. If signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

This Authorization Form, when signed, should be mailed to BB&T Corporation, Corporate Trust Services, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, NC 27894-2887.

Shareholder Number	Telephone Number

BB&T CORPORATION
DIVIDEND REINVESTMENT PLAN
DIVIDEND SERVICES

PART I. AUTHORIZATION FOR PREARRANGED BANK DRAFTS (DEBITS)

Complete this part only if you want to Authorize Prearranged Bank Drafts (Debits)

I hereby authorize Branch Banking and Trust Company, Transfer Agent for BB&T Corporation, to automatically draft (debit)

my       checking account     savings account                                                      (                                                )
                                                                                   ACCOUNT NUMBER            BANK TRANSIT/ABA NUMBER

at the Bank	Branch. FINANCIAL INSTITUTION NAME CITY, STATE (LOCATION OF FINANCIAL INSTITUTION)

I understand that this authorization will be in effect until I notify my financial institution in writing that I no longer desire this service, allowing it reasonable time to act on my notification. I also understand that if corrections in the debit amount are necessary, it may involve an adjustment (credit or debit) to my account.

I have the right to stop payment of a debit entry by notifying my financial institution before the account is charged. If an erroneous debit entry is charged against my account, I have the right to have the amount of the entry credited to my account by my financial institution, if, within 15 calendar days following the date on which I was sent a statement of account or a written notice of such entry or 45 days after posting, whichever occurs first, I give my financial institution a written notice identifying the entry, stating that it is in error and requesting credit back to my account.

AMOUNT OF AUTOMATIC DRAFT: $                          PER MONTH
                                                                                                                                    (Min. $25 per payment – Max. $25,000)

PART II. AUTHORIZATION FOR DIRECT DEPOSIT OF DIVIDENDS

Complete this part only if you want to Authorize Direct Deposit of Cash Dividends

Request must be received thirty (30) days prior to the dividend payment date.

I hereby authorize Branch Banking and Trust Company, Transfer Agent for BB&T Corporation, to have my dividends automatically deposited into my     checking account     savings account                                                      (                                                )
                                                                                             ACCOUNT NUMBER            BANK TRANSIT / ABA NUMBER

at the Bank	Branch.

                                                                                FINANCIAL INSTITUTION NAME               CITY, STATE (LOCATION OF FINANCIAL INSTITUTION)

This authorization and appointment is given with the understanding that either I or the Bank may terminate it at any time by written notice thirty (30) days prior to the dividend payment date.

Signature – Required for either Part

SHAREHOLDER ACCOUNT NUMBER	TAX I.D. NUMBER

NAME – PLEASE PRINT	SIGNATURE	DATE

NAME – PLEASE PRINT	SIGNATURE	DATE

DAYTIME TELEPHONE NUMBER

PLEASE ATTACH A VOIDED CHECK

This form, when signed, should be mailed to BB&T Corporation, Corporate Trust Services, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, NC 27894-2887.

THESE AUTHORIZATIONS ARE NON-NEGOTIABLE AND NON-TRANSFERABLE AND ARE SUBJECT TO THE TERMS OF THE DIVIDEND REINVESTMENT PLAN.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BB&T CORPORATION.

BB&T
Corporation

DIVIDEND REINVESTMENT PLAN

COMMON STOCK

PROSPECTUS

DATED APRIL 11, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the securities registered under this Registration Statement, other than underwriting discounts and commissions, are as follows:

Registration statement filing fee	$13,218.56
Accounting fees	$4,000.00
Printing fees	$8,500.00
Legal fees	$27,500.00

Total	$53,218.56

Item 15.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

BB&T’s bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his or her status as such, excluding any liability or expenses such person may incur on account of his or her activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of BB&T.

BB&T’s articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

BB&T maintains directors’ and officers’ liability insurance that, in general, insures: (i) BB&T’s directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of BB&T, as amended, which is incorporated by reference to Exhibit 3(i) of BB&T’s Annual Report on Form 10-K, filed March 7, 2005 (Article IV of Exhibit 3(i) relates to Junior Participating Preferred Stock).

4.2	Bylaws of BB&T, as Amended and Restated December 12, 2006 and further amended on October 25, 2007, which are incorporated by reference to Exhibit 3(ii) of BB&T’s Current Report on Form 8-K filed on October 25, 2007.

4.3	Subordinated Indenture (including Form of Subordinated Debt Security) between the Registrant and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated as of May 24, 1996, which is incorporated by reference to Exhibit 4(d) of Form S-3 Registration Statement No. 333-02899.

4.4	Senior Indenture (including form of Senior Debt Security) between Registrant and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated as of May 24, 1996, which is incorporated by reference to Exhibit 4(c) of Form S-3 Registration Statement No. 333-02899.

4.5	First Supplemental Indenture between BB&T and U.S. Bank National Association, Trustee, dated as of December 23, 2003, which is incorporated by reference to Exhibit 4 of BB&T’s Current Report on Form 8-K, filed December 23, 2003.

4.6	Second Supplemental Indenture between the Registrant and U.S. Bank National Association, Trustee, dated as of September 24, 2004, which is incorporated by reference to Exhibit 99.1 of BB&T’s Current Report on Form 8-K, filed September 27, 2004.

5	Opinion of Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.

23.1	Consent of Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney of Directors and Officers of the Company.

24.2	Certified Resolution of the Board of Directors of BB&T.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BB&T pursuant to the provisions described under Item 15 above, or otherwise, BB&T has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BB&T of expenses incurred or paid by a director, officer or controlling person of BB&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BB&T will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, BB&T Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 11th day of April, 2008.

BB&T CORPORATION

By:	/s/ Christopher L. Henson
Christopher L. Henson
Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 11, 2008.

/s/ John A. Allison IV* Name: John A. Allison IV Title: Chairman of the Board and Chief Executive Officer (principal executive officer)	/s/ Christopher L. Henson Name: Christopher L. Henson Title: Senior Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Edward D. Vest* Name: Edward D. Vest Title: Executive Vice President and Corporate Controller (principal accounting officer)	/s/ Jennifer S. Banner* Name: Jennifer S. Banner Title: Director

/s/ Anna R. Cablik* Name: Anna R. Cablik Title: Director	/s/ Nelle Ratrie Chilton* Name: Nelle Ratrie Chilton Title: Director

/s/ Ronald E. Deal* Name: Ronald E. Deal Title: Director	/s/ Tom D. Efird* Name: Tom D. Efird Title: Director

/s/ Barry J. Fitzpatrick* Name: Barry J. Fitzpatrick Title: Director	/s/ L. Vincent Hackley* Name: L. Vincent Hackley Title: Director

/s/ Jane P. Helm* Name: Jane P. Helm Title: Director	/s/ John P. Howe III, M.D.* Name: John P. Howe III, M.D. Title: Director

/s/ James H. Maynard* Name: James H. Maynard Title: Director	/s/ Albert O. McCauley* Name: Albert O. McCauley Title: Director

/s/ J. Holmes Morrison* Name: J. Holmes Morrison Title: Director	/s/ Nido R. Qubein* Name: Nido R. Qubein Title: Director

Name: Stephen T. Williams Title: Director	Name: Thomas N. Thompson Title: Director

* By: /s/ Christopher L. Henson Christopher L. Henson Attorney-in-Fact

EXHIBIT INDEX
to
Registration Statement on Form S-3 of
BB&T Corporation

Exhibit No.	Description

5	Opinion of Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.

23.1	Consent of Frances B. Jones, Esq., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney of Directors and Officers of the Company.

24.2	Certified Resolution of the Board of Directors of BB&T.